                                                                  EXHIBIT 99.1


[GRAPHIC OMITTED]                                                 NEWS RELEASE
                                                         FOR IMMEDIATE RELEASE

BRIGHAM EXPLORATION ANNOUNCES THREE SIGNIFICANT DISCOVERIES, PROVIDES OPERATIONAL UPDATE AND OUTLINES 2001 CAPITAL BUDGET

--------------------------------------------------------------------------------

Austin, TX -- (Business Wire) - February 1, 2001 -- Brigham Exploration Company (NASDAQ:BEXP) today announced significant discoveries in the Hunton, Frio and Springer trends, and provided its quarterly overview of operational activity for the three month period ending December 31, 2000. In addition, Brigham provided estimated production and cash flow results for the fourth quarter 2000 and outlined its planned 2001 capital expenditure budget. Brigham intends to release its operational and financial results for the fourth quarter and full year 2000 during the week of March 5th.

FOURTH QUARTER 2000 OPERATIONAL UPDATE

During the fourth quarter, Brigham spud 11 wells in which it retained an aggregate average working interest of 30%. Eight of these wells have been completed or are completing, one has been plugged and two are currently drilling. During the full year 2000, Brigham participated in the drilling of 29 wells with an aggregate average 42% working interest. Of the wells in its 2000 drilling program, 23 have been completed or are completing, three have been plugged, one has been temporarily abandoned and two are currently drilling. As a result, Brigham has achieved an 88% average completion rate in the wells that have reached total depth thus far in its 2000 drilling program.

ANADARKO BASIN

         HUNTON FIELD DISCOVERY - In July 2000, Brigham spud a high potential Hunton test (64% working interest) that offsets a currently producing Hunton well that has produced over 15 Bcfe to date. Drilled to a total depth of over 25,000 feet, Brigham completed the well in the targeted Hunton formation in late December. The well encountered approximately 1,200 feet of gross (340 feet of net) pay in three Hunton intervals. Subsequent to stimulation of the two lower pay intervals, the well tested at rates in excess of 10 million cubic feet (MMcf) of natural gas and 90 barrels of condensate per day. The well is currently producing approximately 9.5 MMcf of natural gas and 90 barrels of condensate per day, or 5.1 MMcfe per day net to Brigham's 51% revenue interest, at a flowing tubing pressure of 2,850 psi. Current plans include the potential stimulation of the third Hunton pay interval and the drilling of at least one development well during 2001.

         SPRINGER CHANNEL DISCOVERY - Based on its early 2000 drilling success in the Watonga Chikasha Springer trend, Brigham spud a well in December 2000 to test a 3-D delineated Springer channel objective analogous to its currently producing Price #17-2 discovery. Drilled to a total depth of approximately 9,750 feet, Brigham recently completed its newest well in this trend at an initial rate of 7.4 MMcf of natural gas and 90 barrels of condensate per day, or 1.6 MMcfe per day net to Brigham's 20% revenue interest, at a flowing tubing pressure of 4,900 psi. Brigham operates this discovery and expects to begin producing the well to sales by late February. This discovery well has several potential offsets that may be drilled later in 2001. In addition, Brigham plans to spud two additional Springer channel tests during the next thirty days in which it will retain working interests of approximately 50%.

         SPRINGER BAR DEVELOPMENT WELL - During the fourth quarter, Brigham participated in its second developmental test of its early 2000 Springer Bar discovery in its Bearcat Project in Grady County, Oklahoma. The first development well, the Pitchford #1, is currently producing approximately 2.0 MMcfe per day, or 0.5 MMcfe net to Brigham's 25% revenue interest. Brigham retained a 24% working interest and an 18.3% net revenue interest in the second development well, the McCasland Farms, which is currently being completed and should be stimulated and producing to sales by late February. Brigham currently plans to participate in the drilling of five additional development wells in this field during 2001 with an average working interest of approximately 25%.

GULF COAST

         FRIO BRIGHT SPOT DISCOVERY - During the fourth quarter, Brigham participated in the successful drilling of a 3-D delineated Frio bright spot discovery. This well was completed in the targeted Frio objective in late December at daily rates of approximately 10 MMcf of natural gas and 200 barrels of condensate per day, or 2.1 MMcfe net to Brigham's 18.75% revenue interest. The operator recently increased the production rate to as high as 14 MMcf of natural gas per day, with plans to eventually increase the rate to between 14 and 20 MMcf of natural gas per day. In addition, Brigham plans to spud two additional Frio bright spot tests within the next week, in which it will retain 31% and 34% working interests. Brigham will operate one of these wells, and both wells should reach the Frio objective by late February.

         HOME RUN FIELD DEVELOPMENT - Brigham spud its third and fourth development wells in the Home Run Field, the Palmer State #4 and the D.J. Sullivan C-25 #1, during the fourth quarter. Brigham retained 34% working interests in each of these fourth quarter development wells. The Palmer State #4 is an offset to the previously drilled Palmer State #2 and #3 wells, both of which produced at initial rates of over 15 MMcfe per day, or approximately 4 MMcfe per day net to Brigham's revenue interest. The Palmer State #4 was drilled to a total depth of approximately 13,350 feet and encountered prospective pay intervals in several of the targeted Lower Vicksburg objectives. Brigham is currently completing this well and expects to have production test results following a series of planned fracture stimulation operations over the next several weeks. The fourth development well, the D.J. Sullivan C-25 #1, is currently drilling through the prospective Vicksburg pay intervals testing the crest of the field structurally high to the Palmer State #2, #3 and #4 wells. Brigham plans to spud five additional tests in this project in 2001, including three additional Home Run Field development wells and two high potential exploratory wells to test offsetting fault blocks.

WEST TEXAS

         CANYON REEF DISCOVERY - In response to continuing strong oil prices, Brigham spud a well in late December in one of its West Texas 3-D projects. The Brigham-operated well was recently completed in the targeted Canyon Reef objective at a depth of approximately 9,400 feet where it encountered 172 feet of reef interval with approximately 90 feet of reef pay. Brigham expects to begin producing the well to sales in the next ten days at an initial rate of between 100 and 250 barrels of oil per day, or 0.4 to 1.0 net MMcfe per day net to Brigham's 71% revenue interest. Brigham has an extensive inventory of 3-D delineated locations in West Texas, including several adjacent and analogous reef prospects that it plans to test in 2001.

FOURTH QUARTER PRODUCTION AND CASH FLOW ESTIMATES

         Brigham estimates that its net production volumes during the fourth quarter of 2000 were approximately 1.63 billion cubic feet of equivalent natural gas (Bcfe), or an average of approximately 18.1 MMcfe per day, as compared with third quarter 2000 volumes of 1.8 Bcfe and fourth quarter 1999 volumes of 1.5 Bcfe. Fourth quarter production was lower than management's previous expectations due to less than anticipated performance on certain wells combined with delays experienced in drilling and completing wells late in the year.

         Brigham estimates that it generated earnings before interest, taxes, depreciation, depletion and amortization (EBITDA) during the fourth quarter 2000 of approximately $2.5 million, as compared to third quarter 2000 EBITDA of $3.6 million and fourth quarter 1999 EBITDA of $3.3 million. The estimated decline in EBITDA in the fourth quarter of 2000 was attributed to lower production volumes and to natural gas and oil hedging losses of approximately $7.8 million.

2001 CAPITAL EXPENDITURE BUDGET

         Brigham also announced the approval, by its board of directors, of a $32.5 million capital expenditure budget for 2001, which represents an approximate 32% increase over estimated capital expenditures of $24.5 million in 2000. As outlined below, the majority of Brigham's planned 2001 expenditures will be directed towards drilling in its deep prospect inventory in a continued effort to focus resources on its primary objective of growing production volumes and cash flow. The 2001 capital budget includes the planned drilling of 25 wells with an average working interest of 40%. Due to its recent field discoveries, approximately 65% of Brigham's planned 2001 drilling expenditures are allocated to development drilling. In addition, approximately 75% of budgeted drilling expenditures will be directed to four project areas in the Springer and Hunton trends of the Anadarko Basin, and the Vicksburg and Frio trends of the Texas Gulf Coast, areas where Brigham has experienced significant recent exploration and development drilling success.

                                                  Net Capital Expenditures ($MM)
                                                  ------------------------------
                                                      2000               2001
                                                    Estimated           Budget
                                                    ---------           ------
        Drilling                                      $17.8             $22.2
        Land and G&G (a)                                0.6               3.8
                                                    ---------           ------
           Total Exploration and Development           18.5              26.0

        Capitalized Costs and Other                     6.1               6.5
                                                    ---------           ------
           Total Net Capital Expenditures             $24.5             $32.5
                                                    =========           ======

-----------------------
(a) 2000 estimate is net of $2.1 million of proceeds received from the sale of interests in certain 3-D seismic assets.

MANAGEMENT COMMENT

         Bud Brigham, the Company's Chairman, CEO and President, stated, "As stated in our November 7, 2000 operational press release, we've been frustrated by operational delays associated with our current robust industry environment. These delays, combined with lower than expected production from several third quarter wells, combined to cause an uncharacteristic decline in fourth quarter production. Fortunately, our delayed, but extremely successful fourth quarter drilling activity is now positively impacting our first quarter. The Hunton and Frio discoveries alone are generating approximately 7 net MMcfe per day in new production. Wells currently completing, such as our Springer, Canyon Reef and Home Run discoveries, should add additional volumes over the next thirty days. In addition, wells currently drilling or soon to be drilled, including two higher equity Frio wells, the crestal Home Run well, and two higher equity Springer wells, have the potential to add incremental net production volumes early in 2001."

         Mr. Brigham further remarked, "The depth and quality of our prospect inventory was clearly demonstrated over the past eighteen months. We've made three significant field discoveries - the Home Run Field, the Springer Bar Field, and our new Hunton discovery. Each of these fields has gross reserve potential of over 100 Bcfe. Our 2001 capital budget capitalizes on our recent drilling successes. Approximately 65% of our planned 2001 drilling is developmental, providing a substantial wedge of lower risk, but high return drilling. In addition, we will again drill several high potential exploratory tests in 2001, including planned tests of offsetting fault blocks to our Home Run Field that have a combined reserve potential of over 300 Bcfe."

         Mr. Brigham concluded, "Early this year we expect to benefit from exciting new production additions, an accelerating and highly profitable drilling program, the expiration of 1/3 of our natural gas hedge contracts in April and an approximate $0.55 per MMBtu increase in our natural gas hedge price in the same month. This combination should provide our shareholders with dramatically improved financial results in 2001."

ABOUT BRIGHAM EXPLORATION

         Brigham Exploration Company (www.bexp3d.com) is an independent exploration and production company that applies 3-D seismic imaging and other advanced technologies to systematically explore and develop onshore domestic natural gas and oil provinces.

FORWARD LOOKING STATEMENTS DISCLOSURE

         Except for the historical information contained herein, the matters discussed in this news release are forward looking statements that are based upon current expectations. Important factors that could cause actual results to differ materially from those in the forward looking statements include risks inherent in exploratory drilling activities, the timing and extent of changes in commodity prices, unforeseen engineering and mechanical or technological difficulties in drilling wells, availability of drilling rigs, land issues, federal and state regulatory developments and other risks more fully described in the company's filings with the Securities and Exchange Commission.

Contact:  Christopher A. Phelps, Vice President - Finance & Strategic Planning
          (512) 427-3300 / investor@bexp3d.com

                           BRIGHAM EXPLORATION COMPANY
                           DRILLING ACTIVITY BY REGION

                                                     Q4 2000             Full Year 2000
                                               ------------------      -------------------
                                               Gross   Net    WI%      Gross    Net    WI%
                                               -----   ---    ---      -----    ---    ---
ANADARKO BASIN       Wells Completed             3     0.6    21%         9     3.9    44%
                     P&A Wells                   1     0.8    76%         1     0.8    76%
                     Wells Drilling              1     0.1    11%         1     0.1    11%
                                               -----   ---    ---      -----    ---    ---
                        Total Wells Spud         5     1.5    30%        11     4.8    44%
                                               =====   ===    ===      =====    ===    ===
                        Completion Rate         75%     45%              90%     84%

GULF COAST (A)       Wells Completed             4     0.6    16%        13     4.0    31%
                     P&A Wells                   0     0.0     0%         2     1.0    51%
                     Wells Drilling              1     0.3    34%         2     1.3    67%
                                               -----   ---    ---      -----    ---    ---
                        Total Wells Spud         5     1.0    19%        17     6.4    38%
                                               =====   ===    ===      =====    ===    ===
                        Completion Rate        100%    100%              87%     80%

WEST TEXAS           Wells Completed             1     0.8    84%         1     0.8    84%
                     P&A Wells                   0     0.0     0%         0     0.0     0%
                     Wells Drilling              0     0.0     0%         0     0.0     0%
                                               -----   ---    ---      -----    ---    ---
                        Total Wells Spud         1     0.8    84%         1     0.8    84%
                                               =====   ===    ===      =====    ===    ===
                        Completion Rate        100%    100%             100%    100%

OVERALL              Wells Completed             8     2.1    26%        23     8.8    38%
                     P&A Wells                   1     0.8    76%         3     1.8    59%
                     Wells Drilling              2     0.4    22%         3     1.4    48%
                                               -----   ---    ---      -----    ---    ---
                        Total Wells Spud        11     3.3    30%        29    12.0    42%
                                               =====   ===    ===      =====    ===    ===
                        Completion Rate         89%     73%              88%     83%

----------------------
(a) Includes five wells drilled and completed during 2000 in the Esperson Dome Project in which Brigham retains an approximate 1.5% net profit interest before project payout and a variable 12%-20% back-in working interest after project payout depending upon attainment of certain investment return thresholds.